Exhibit 99.5

«altname1»	Order Number:	«ordernum»
«altname2»	Batch Number:	«batchnum»
«altaddr1»
«altaddr2»
«altcity», «altstate» «altzip»

RECEIPT OF ORDER

This letter is to acknowledge receipt of your order to purchase common stock offered by United Financial Bancorp, Inc. Please check the information carefully to ensure that we have entered your order correctly. Each order is assigned a prioritized category described below. Acceptance of your order and the shares of stock you actually receive will be subject to the allocation provisions of the Stock Issuance Plan, as well as other conditions and limitations described in the Prospectus. All information is subject to final review.

Our records indicate the following:		Stock Registration (please review carefully)

Number of Shares Ordered:	«shares»	«altname1»
Social Security / Tax ID #:	«taxid»	«altname2»
«altaddr1»
Category:	«category»	«altaddr2»
«altcity», «altstate» «altzip»

If this does not agree with your records, or if you have any questions, please call the Stock Information Center at (413) XXX-XXXX.

We will not be able to confirm the number of shares you will receive until the offering is completed and final regulatory approval is received.

Thank you for your order.

United Financial Bancorp, Inc.

Stock Information Center

This order has been assigned Category «category»

Category 1	Eligible account holder of at least $50 on November 30, 2003

Category 2	United Bank Employee Stock Ownership Plan

Category 3	Supplemental eligible account holder of at least $50 on March 31, 2005 but not an eligible account holder

Category 4	Other depositor of at least $50 on April 30, 2005 who is neither an eligible account holder nor a supplemental eligible account holder

Category 5	Local Community – Natural persons residing in Hampden or Hampshire Counties, Massachusetts

Category 6	General Public

xxxxxx xx, 2005

Dear Depositors and Friends of United Bank:

We are pleased to announce that United Financial Bancorp, Inc., the holding company for United Bank, is offering shares of its common stock in a subscription offering pursuant to a Stock Issuance Plan.

Because we believe you may be interested in learning more about the merits of United Financial Bancorp, Inc. common stock as an investment, we are sending you the following materials which describe the offering:

PROSPECTUS: This document provides detailed information about United Bank’s operations and the proposed offering of United Financial Bancorp, Inc. common stock.

STOCK ORDER AND CERTIFICATION FORM: This form is used to purchase stock by returning it with your payment in the enclosed business reply envelope. The deadline for ordering stock is 12:00 noon, Massachusetts Time, on xxxxxxx xx, 2005.

As a depositor of United Bank with $50 or more on deposit as of November 30, 2003, March 31, 2005 and/or April 30, 2005, you will have the opportunity to buy common stock directly from United Financial Bancorp, Inc. in the offering without paying a commission or fee. If you have additional questions regarding the stock issuance, please call us at (413) 788-3333, Monday through Friday from 8:30 a.m. to 4:00 p.m., Massachusetts Time, or visit the Stock Information Center located in our main office at 95 Elm Street, West Springfield, Massachusetts.

We are pleased to offer you this opportunity to become a stockholder of United Financial Bancorp, Inc.

Best Regards,

Richard B. Collins

President and Chief Executive Officer

These securities are not savings accounts or deposits and are not insured by United Financial Bancorp, Inc., United Bank, United Mutual Holding Company, the Federal Deposit Insurance Corporation, the Bank Insurance Fund, the Savings Association Insurance Fund or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

Xxxxxxx xx, 2005

Dear	Prospective Investor:

We are pleased to announce that United Financial Bancorp, Inc., the holding company for United Bank, is offering shares of its common stock in a subscription and community offering pursuant to a Stock Issuance Plan.

We have enclosed the following materials that will help you learn more about the merits of United Financial Bancorp, Inc. common stock as an investment. Please read and review the materials carefully.

PROSPECTUS: This document provides detailed information about United Bank’s operations and the proposed offering of United Financial Bancorp, Inc. common stock.

STOCK ORDER AND CERTIFICATION FORM: This form is used to purchase stock by returning it with your payment in the enclosed business reply envelope. The deadline for ordering stock is 12:00 noon, Massachusetts Time, on Xxxxxxxx xx, 2005.

Through this offering, you have the opportunity to subscribe for stock directly from United Financial Bancorp, Inc. without a commission or a fee.

If you have additional questions regarding the stock issuance, please call us at (413) 788-3333 Monday through Friday from 8:30 a.m. to 4:00 p.m., Massachusetts Time, or visit our Stock Information Center located in our main office at 95 Elm Street in West Springfield, Massachusetts.

Best Regards,

Richard B. Collins

President and Chief Executive Officer

These securities are not savings accounts or deposits and are not insured by United Financial Bancorp, Inc., United Bank, United Mutual Holding Company, the Federal Deposit Insurance Corporation, the Bank Insurance Fund, the Savings Association Insurance Fund or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

FACTS ABOUT STOCK ISSUANCE

The Board of Directors of United Financial Bancorp, Inc. the holding company for United Bank, unanimously adopted a Stock Issuance Plan to issue stock to certain United Bank depositors and possibly members of the community.

This brochure answers some of the most frequently asked questions about the stock issuance and about your opportunity to invest in the common stock of United Financial Bancorp, Inc.

Investment in the common stock of United Financial Bancorp, Inc. involves certain risks. For a discussion of these risks and other factors, including a complete description of the offering, prospective investors are urged to read the accompanying prospectus, especially the discussion under the heading “Risk Factors.”

WHAT EFFECT WILL THE STOCK ISSUANCE HAVE ON EXISTING DEPOSIT AND LOAN ACCOUNTS AND CUSTOMER RELATIONSHIPS?

The stock issuance will have no effect on existing deposit or loan accounts and customer relationships. Deposits will continue to be federally insured by the Federal Deposit Insurance Corporation to the maximum legal limit. Interest rates and existing terms and conditions on deposit accounts will remain the same upon completion of the stock issuance. Contractual obligations of borrowers of United Bank will not change and there will be no change in the amount, interest rate, maturity, security or any other condition relating to the respective loans of customers.

WILL UNITED BANK’S DEPOSITORS BE REQUIRED TO PURCHASE STOCK IN THE OFFERING?

No depositor or other person is required to purchase stock. However, depositors and other eligible persons will be provided the opportunity to purchase stock consistent with the established priority of subscription rights, should they so desire. The decision to purchase stock will be exclusively that of each person. Whether an individual decides to purchase stock or not will have no impact on his or her standing as a customer of United Bank. The stock issuance will allow depositors of United Bank an opportunity to buy common stock and become stockholders of United Financial Bancorp, Inc.

WHO IS ELIGIBLE TO PURCHASE COMMON SHARES IN THE SUBSCRIPTION OFFERING?

Certain past and present depositors of United Bank are eligible to purchase common stock in the subscription offering. Specifically, members with $50 or more on deposit at United Bank as of November 30, 2003, March 31, 2005 or April, 30, 2005 are eligible to subscribe.

HOW MANY COMMON SHARES ARE BEING OFFERED AND AT WHAT PRICE?

United Financial Bancorp, Inc. is offering, as described in the prospectus, up to 7,848,750 shares of common stock, subject to adjustment, at a price of $10.00 per share.

HOW MANY SHARES MAY I BUY?

The minimum order is 25 shares. The maximum individual purchase is 25,000 shares. No person, together with associates of, and persons acting in concert with that person, may purchase more than 30,000 shares, as further discussed in the prospectus.

WILL THE COMMON STOCK BE INSURED?

No. Like any other common stock, United Financial Bancorp, Inc.’s common stock will not be insured.

HOW DO I ORDER THE COMMON STOCK?

You must complete the enclosed Stock Order and Certification Form. Instructions for completing your Stock Order and Certification Form are contained in this packet. Your order must be received by 12:00 noon, Massachusetts Time, on Xxxxxxxx XX, 2005.

HOW MAY I PAY FOR MY COMMON STOCK?

First, you may pay for common stock by check or money order. Interest will be paid by United Bank on these funds at the passbook savings rate from the day the funds are received until the completion or termination of the stock issuance. Second, you may authorize us to withdraw funds from your deposit account or certificate of deposit at United Bank for the amount of funds you specify for payment. You will not have access to these funds from the day we receive your order until completion or termination of the stock issuance. There is no penalty for withdrawal from a certificate of deposit.

CAN I PURCHASE STOCK USING FUNDS IN MY UNITED BANK IRA ACCOUNT?

Federal regulations do not permit the purchase of common stock in connection with the conversion from your existing United Bank IRA account. In order to utilize the funds in your United Bank IRA account for the purchase of United Financial Bancorp, Inc. common stock, you must execute a trustee-to-trustee transfer with a self-directed IRA provider. Please contact your broker or self-directed IRA provider as soon as possible if you want to explore this option.

WILL DIVIDENDS BE PAID ON THE COMMON STOCK?

The Board of Directors of United Financial Bancorp, Inc. currently intends to consider a policy of paying cash or stock dividends. However, no decision has been made with respect to the payment of dividends.

HOW WILL THE COMMON STOCK BE TRADED?

United Financial Bancorp, Inc.’s stock is expected to trade on the NASDAQ National Market under the symbol “UBNK.” However, no assurance can be given that an active and liquid market will develop.

ARE EXECUTIVE OFFICERS AND DIRECTORS OF UNITED BANK PLANNING TO PURCHASE STOCK?

Yes! The executive officers and directors of United Bank plan to purchase, in the aggregate, $X,XXX,XXX worth of stock or approximately XX.X% of the common stock offered at the midpoint of the offering range.

MUST I PAY A COMMISSION?

No. You will not be charged a commission or fee on the purchase of common stock in the subscription offering.

STOCK INFORMATION CENTER

For additional information you may visit or call our stock information center Monday through Friday from 8:30 a.m. to 4:00 p.m., located in our main office at 95 Elm Street, West Springfield, Massachusetts.

(413) 788-3333

QUESTIONS

AND

ANSWERS

United Financial

Bancorp, Inc.

Logo as Applicable

Holding Company for

United Bank

THE SHARES OF COMMON STOCK BEING OFFERED ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY UNITED FINANCIAL BANCORP, INC., UNITED BANK, UNITED MUTUAL HOLDING COMPANY, THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND, THE SAVINGS ASSOCIATION INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.

THIS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY COMMON STOCK. THE OFFER IS MADE ONLY BY THE PROSPECTUS.

Initial United Bank Website Message to Commence Xxxxxx XX, 2005

Stock Issuance Plan Information

United Financial Bancorp, Inc., the holding company for United Bank is pleased to announce that materials were mailed on Xxxxxx XX, 2005 regarding its Stock Issuance Plan. If you were a depositor with $50 or more on deposit as of November 30, 2003, March 31, 2005, and/or April 30, 2005, you should receive a packet of materials soon. We encourage you to read the information carefully.

Information, including a prospectus, regarding United Financial Bancorp, Inc.’s stock offering is also enclosed in the packet of materials. The Subscription Offering has commenced and continues until 12:00 noon, Massachusetts Time, on Xxxxxx XX, 2005, at which time all orders must be received if you want to subscribe for stock.

If you have questions regarding the offering, please call our Stock Information Center at (413) 788-3333.

The shares of common stock being offered are not deposits or accounts and are not insured by United Financial Bancorp, Inc., United Bank, United Mutual Holding Company, the Federal Deposit Insurance Corporation, the Bank Insurance Fund, the Savings Association Insurance Fund or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

To Depositors and Friends Of United Bank

Keefe, Bruyette & Woods, Inc., a member of the National Association of Securities Dealers, Inc., is assisting United Financial Bancorp, Inc., the holding company for United Bank, in offering shares of its common stock in a subscription offering pursuant to its Stock Issuance Plan.

At the request of United Financial Bancorp, Inc., we are enclosing materials explaining this process and your options, including an opportunity to invest in the shares of United Financial Bancorp, Inc. common stock being offered to depositors of United Bank and various other persons until 12:00 noon, Massachusetts Time, on xxxxxxxx xx, 2005. Please read the enclosed offering materials carefully, including the prospectus, for a complete description of the stock offering. United Financial Bancorp, Inc. has asked us to forward these documents to you in view of certain requirements of the securities laws in your state.

If you have any questions, please visit our Stock Information Center located at 95 Elm Street in West Springfield, Massachusetts, Monday through Friday from 8:30 a.m. to 4:00 p.m., or feel free to call the Stock Information Center at (413) 788-3333.

Very truly yours,

Keefe, Bruyette & Woods, Inc.

These securities are not savings accounts or deposits and are not insured by United Financial Bancorp, Inc., United Bank, United Mutual Holding Company, the Federal Deposit Insurance Corporation, the Bank Insurance Fund, the Savings Association Insurance Fund or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.